Exhibit 99.1

CalAmp Reports FY 2005 Second Quarter Results

*     Q2 revenues up 110% from prior year to $51 million
*     Q2 net income improves $1.4 million from prior year

Oxnard, CA, October 12, 2004 --- CalAmp Corp. (NASDAQ: CAMP) today reported results for its second quarter ended August 31, 2004.

Revenue for the second quarter of fiscal 2005 was $50.8 million, compared to $24.2 million for the second quarter of the prior year. The period-over-period increase in revenue is due primarily to the improvement in satellite product sales which began late in the Company's fiscal 2004 second quarter. Net income for the fiscal 2005 second quarter was $1,746,000 or $0.08 per diluted share, compared to net income of $390,000 or $0.03 per diluted share for the second quarter of last year.

For the six months ended August 31, 2004 revenue was $95.8 million, compared to $42.8 million in the prior year. Net income during the first six months of fiscal 2005 was $3,055,000 or $0.14 per diluted share, versus a net loss of $712,000 or ($0.05) per diluted share in the first six months of fiscal year 2004.

Fred Sturm, President and Chief Executive Officer, commented, "We are pleased with the performance of our Products Division which generated $43 million in revenue in the second quarter on the strength of our Direct Broadcast Satellite business that began improving over a year ago. We also received approval on two new DBS products late in the second quarter that are expected to begin shipping in volume during the latter part of the third quarter. Although the DBS market remains extremely competitive, we have been able to maintain our market position through a combination of ongoing product development and aggressive cost effectiveness programs. Our key customers in this business - the satellite television service providers - continue to gain market share at the expense of the cable television operators. We look forward to supporting the market's requirements for high performance, cost-effective outdoor electronics in a challenging and dynamic competitive environment."

Continued Mr. Sturm, "In the second quarter our Solutions Division generated revenues of nearly $8 million, but it remains in a loss position. Despite this loss, we made progress during the quarter in executing on our strategic business model of providing a complete end-to-end solution, most notably with our recently announced manufacturing agreement with EFJohnson. However, it is clear that we need to make certain adjustments to improve this division's financial performance. To that end, we recently strengthened our sales and marketing organization and have made adjustments in our overhead structure.
We will closely monitor our performance with the objective of achieving profitable results for the Solutions Division as soon as possible without adversely impacting our ability to execute on our strategic model."

Mr. Sturm concluded, "Based on our current visibility, we estimate fiscal 2005 third quarter revenues in the range of $50 to $58 million and earnings in the range of $0.07 to $0.12 cents per diluted share. Included in these estimates are charges of $461,000 for amortization of intangible assets."



About CalAmp Corp.

CalAmp is a leading provider of breakthrough wireless and content delivery solutions, services and products. With comprehensive capabilities ranging from product inception through production, CalAmp is a trusted partner delivering cost-effective high quality solutions to a broad array of customers and markets. CalAmp is one of the largest suppliers of direct broadcast satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market and offers solutions for digital multimedia delivery, residential broadband data delivery, healthcare, retailing applications, public safety markets and wireless enterprise connectivity. The company is headquartered in Oxnard, California and has approximately 600 employees. Founded in 1981, CalAmp has been publicly traded since 1983 as NASDAQ: CAMP.


Forward Looking Statement

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs, the Company's ability to integrate the Vytek acquisition successfully and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
       Crocker Coulson                          Rick Vitelle
       Partner                                  Chief Financial Officer
       CCG Investor Relations                   CalAmp
       (818) 789-0100                           (805) 987-9000
       crocker.coulson@ccgir.com


                                  [TABLES FOLLOW]
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                                  CALAMP CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited, in thousands except per share amounts)

                                    Three Months Ended       Six Months Ended
                                           August 31,            August 31,
                                     ------------------       ----------------
                                     2004          2003       2004      2003
                                    -----        ------      -----     -----
Revenues                          $50,827       $24,197     $95,824   42,763

Cost of revenues                   40,503        20,997      77,199   38,257
                                   -------      --------    -------   -------

Gross profit                       10,324         3,200      18,625    4,506

Operating expenses:

  Research and development          2,068         1,236       3,875    2,598
  Selling                           1,732           549       2,804    1,043
  General and administrative        3,179           843       5,624    1,661
  Intangible asset amortization       461            26         721       52
  In-process research and development   -             -         471        -
                                    ------        ------     -------  ------
                                    7,440         2,654      13,495    5,354
                                    ------        ------     -------  ------
Operating income (loss)             2,884           546       5,130    (848)

Non-operating expense, net            (75)         (129)       (139)   (182)
                                    ------        ------     -------  ------

Income (loss) before income taxes   2,809           417       4,991  (1,030)

Income tax (provision) benefit     (1,063)          (27)     (1,936)    318
                                    ------        ------     -------  ------

Net income (loss)                  $1,746        $  390      $3,055  $ (712)
                                   =======       =======     ======= =======

Net income (loss) per share:
  Basic                             $0.08         $0.03       $0.15  $(0.05)
  Diluted                           $0.08         $0.03       $0.14  $(0.05)

Shares used in per share calculations:
  Basic                            22,292        14,747      20,524   14,746
  Diluted                          22,809        14,916      21,224   14,746



Business Segment Information (1)

                                    Three Months Ended      Six Months Ended
                                           August 31,           August 31,
                                     ------------------     ----------------
                                     2004        2003        2004     2003
                                    -----      ------       -----    -----
Revenue:
  Products Division               $43,056     $24,197      $83,555   $42,763
  Solutions Division                7,771           -       12,269         -
                                  -------     -------      -------   -------
    Total revenue                 $50,827     $24,197      $95,824   $42,763
                                  =======     =======      =======   =======

Gross profit
  Products Division                $8,503     $ 3,200      $15,769   $ 4,506
  Solutions Division                1,821           -        2,856         -
                                  -------     -------      -------   -------
    Total gross profit            $10,324     $ 3,200      $18,625   $ 4,506
                                  =======     =======      =======   =======

Operating income (loss)
  Products Division                $6,036     $ 1,040      $10,670   $    74
  Solutions Division               (2,083)          -       (3,592)        -
  Corporate expenses               (1,069)       (494)      (1,948)    (922)
                                  -------     -------      -------   -------
Total operating income (loss)     $ 2,884     $   546       $5,130  $  (848)
                                  =======     =======      =======   =======


 (1) Effective with the acquisition of Vytek Corporation on April 12, 2004, CalAmp realigned its operations into a divisional structure in which CalAmp's existing Satellite and Wireless Access businesses were combined, together with Vytek's products manufacturing business, into a new Products Division. Vytek's principal operations, consisting of revenues generated by professional engineering services and the development of software applications, comprise the new Solutions Division.

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                                  CALAMP CORP.
                           CONSOLIDATED BALANCE SHEETS
                           (Unaudited - In thousands)
                                                       August 31,   February 28,
                                                          2004          2004
                                                          ----          ----
Current assets:
  Cash and cash equivalents                            $ 25,268       $ 22,885
  Accounts receivable, net                               25,621         18,579
  Inventories                                            25,208         20,253
  Deferred income tax assets                              1,814          2,404
  Prepaid expenses and other current assets               3,915          3,244
                                                       --------       --------

       Total current assets                              81,826         67,365

Equipment and improvements, net                           5,125          4,381
Deferred income tax assets, less current portion          3,292          4,359
Goodwill                                                100,942         20,938
Other intangible assets, net                              4,800            200
Other assets                                              2,346            399
                                                       --------       --------
                                                       $198,331       $ 97,642
                                                       ========       ========

Current liabilities:
  Bank line of credit payable                          $  3,000       $      -
  Current portion of long-term debt                       2,946          3,603
  Accounts payable                                       23,428         17,395
  Accrued payroll and employee benefits                   3,820          1,513
  Other current liabilities                               4,787          2,078
  Deferred revenue                                        1,647              -
                                                       --------       --------
      Total current liabilities                          39,628         24,589

Long-term debt, less current portion                      6,116          7,690

Stockholders' equity:
  Common stock                                              232            149
  Additional paid-in capital                            138,145         44,486
  Common stock held in escrow                            (9,594)             -
  Retained earnings                                      24,605         21,550
  Accumulated other comprehensive loss                     (801)          (822)
                                                       --------       --------
      Total stockholders' equity                        152,587         65,363
                                                       --------       --------
                                                       $198,331       $ 97,642
                                                       ========       ========

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                                        CALAMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                            Six Months Ended
                                                               August 31,
                                                               ----------
                                                          2004          2003
                                                          ----          ----

Cash flows from operating activities:
    Net income (loss)                                  $  3,055      $   (712)
    Depreciation and amortization                         2,075         1,613
    Write-off of in-process R&D                             471             -
    Equipment impairment writedowns                         201           575
    Deferred tax assets, net                              1,657          (289)
    Changes in operating working capital                 (1,875)        2,045
    Other                                                   143          (117)
                                                       --------       -------
       Net cash provided by operating activities          5,727         3,115
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                 (1,243)         (978)
    Proceeds from sale of property and equipment            627           285
    Acquisition of Vytek, net of cash acquired           (1,727)            -
                                                       --------       -------
       Net cash used in investing activities             (2,343)         (693)
                                                       --------       -------

Cash flows from financing activities:
    Debt repayments, net of borrowings                   (1,557)       (1,301)
    Proceeds from stock option exercises                    556            12
                                                       --------       -------
       Net cash used in financing activities             (1,001)       (1,289)
                                                       --------       -------

Net change in cash                                        2,383         1,133
Cash at beginning of period                              22,885        21,947
                                                       --------       -------
Cash at end of period                                  $ 25,268       $23,080
                                                       ========       =======